Certain identified information has been omitted from this document because it is not material and would be competitively harmful if publicly disclosed, and has been marked with “[***]” to indicate where omissions have been made.

Exhibit 10.3

English Convenience Translation

-Original Agreement has been executed in Mandarin Chinese-

Facility Agreement

(Applicable to working capital loans without separate loan contract)

Reference No.: [***]

Lender: China Merchants Bank Co., Ltd., Beijing Branch (hereinafter “Party A”)

Borrower: Tesla Automobile (Beijing) Co., Ltd. (hereinafter “Party B”)

    Upon the request by Party B, Party A agrees to provide Party B with facilities for its use. NOW THEREFORE, Party A and Party B have agreed on the following provisions after full consultation and hereby enter into this Agreement in accordance with relevant laws.

   1. Facilities

1.1 Party A will provide Party B with facilities (revolving facilities) of RMB 5 billion (or the equivalent thereof in other currencies converted at the exchange rate quoted by Party A when the specific business occurs, the same below) in accordance with this Agreement, in which the working capital loans shall not exceed RMB 300 million.

Any outstanding amount under the specific business conducted under the          Facility Agreement (insert name of the agreement here) (reference number: [***]) between Party A (or China Merchants Bank Co., Ltd., Beijing Branch, the subordinate affiliate of Party A) and Party B will be transferred automatically under this Agreement and be directly deemed as utilized facilities hereunder.

1.2 The tenure will be 12 months, commencing on 25.09.2019 and ending on 24.09.2020. As for each working capital loan and trading financing, the facility period of a single drawdown shall not exceed 6 months. If Party B intends to apply the facilities in any specific credit business, it shall submit a utilization request to Party A within the above tenure. Unless otherwise specified herein, no utilization request submitted by Party B after expiry of the tenure will be accepted by

Party A.

1.3 The types of credit business under the facilities include but are not limited to any one or more of the following: loan/order loan, trade financing, bill discounting, commercial draft acceptance, commercial acceptance draft confirmation/discount guarantee, international/domestic letter of guarantee, guarantee for customs duties, corporate account overdraft.

“Trade financing” includes but is not limited to the following: international/domestic letter of credit, import bill advance, shipping guarantee, import bill for collection, packing loan, export bill purchase, export negotiation, export bill for collection, import/export remittance financing, credit insurance financing, factoring, bill guarantee.

1.4 Revolving facilities refers to the cap of the sum of the outstanding principal under one or more types of credit business mentioned in the preceding paragraph as provided by Party A to Party B during the tenure for Party B’s use in a continuable and revolving manner.

2. Utilization of Facilities

2.1 Upon Party B’s request and subject to Party A’s review and approval, any specific credit business operated during the tenure will be automatically counted under this Agreement and be directly deemed as utilized facilities hereunder. In addition, upon Party B’s request and subject to Party A’s approval, any subordinate subsidiary or/and other affiliate of Party B as designated by Party B (hereinafter “Entity Designated by Party B”) may apply to Party A for the financing under      /   (insert type of business here) based on its business needs, the facilities of which will be              (insert currency here)    /   (insert amount here). Such facilities will be deemed as utilized under the facilities provided by Party A to Party B hereinabove. For any such financing business conducted by Party A at the request of any Entity Designated by Party B, Party B shall be jointly and severally liable to Party A for obligations of such Entity Designated by Party B under the specific financing agreement and/or relevant documents entered into thereby with Party A within the amount of facilities. In other words, if any Entity Designated by Party B utilizes facilities granted by Party A to Party B under the Facility Agreement, Party B will unconditionally bear the joint and several liability for repayment of indebtedness arising therefrom.

2.2 If Party A conducts factoring business in which Party B is the payer (debtor of account receivables), Party A’s right to claim for account receivables due from Party B as transferred by a third party under such business shall be deemed as utilized facilities. If Party B applies to Party A for factoring business in which Party B is the payee (creditor of account receivables), purchase funds (for the acquired account receivables) paid by Party A to Party B under such business with its own funds or other funds of lawful sources for purchase of Party B’s right to claim for the account receivables shall be deemed as utilized facilities.

2.3 If, as required by its internal procedures, Party A entrusts any other branch of China Merchants Bank to issue a back-to-back letter of credit to the beneficiary after the issuance of a letter of credit, such letter of credit and the bill negotiation and shipping guarantee business thereunder shall be deemed as utilized facilities.

When conducting the import letter of credit business, if subsequently, there is import bill advance under the same letter of credit, then the import letter of credit and the import bill advance shall be deemed as the same utilized facility at different stages. In other words, in the case of import bill advance business, the facilities reinstated after payment with letter of credit will be used in import bill advance and shall be deemed as the same utilized facility under the original import letter of credit.

3. Approval and Utilization of Facilities

3.1 The type of facilities under this Agreement, the applicable types of credit business, the amount of facilities corresponding to each type of credit business, whether the facilities under different types of credit business may be shared, and the specific conditions of use shall be subject to the relevant provisions of this Agreement or other agreements between Party A and Party B.

3.2 Party B must make a request for use of facilities and submit the materials requested by Party A, and Party A will conduct the business after review, on a case-by-case basis. Upon receipt of the request and relevant materials from Party B, Party A shall promptly notify Party B of the additional materials required, and grant Party B sufficient time to submit the same. Party A shall make the facility to Party B in accordance with its application, provided that Party B has provided all materials necessary as requested by Party A.

Once Party A approves Party B’s request to conduct any specific credit business, the specific business agreements entered into by and between Party A and Party B with respect to the specific credit business (including but not limited to agreement/request for a loan, framework agreement or specific business contract) shall constitute an integral part of the Facility Agreement. The key terms such as the specific amount, interest rate, tenure, purpose and expense of each loan or other credit business shall be specified in the specific business agreements and the business vouchers confirmed by Party A and Party B (including but not limited to loan note).

3.3 If Party B makes a request for working capital loans within the amount of facilities, no separate Loan Contract on a case-by-case basis is required.

3.4 The specific term of each loan or other facility within the amount of facilities shall be determined based on Party B’s operation needs and Party A’s business management rules, the maturity date of which may be later than the expiry date of tenure of facilities, unless otherwise required by Party A.

4. Interest Rate of Working Capital Loans

4.1 The interest rate of any loan hereunder shall be the one specified by Party B in the corresponding utilization request, provided that in no event shall such interest rate be higher than the base interest rate for RMB loans applicable to the same tenure of such loan, on the date when such utilization request is made by Party B, minus 10% (tax-inclusive).

4.2 If the RMB loan base rate is not published when a loan under this Agreement is utilized due to any change in the relevant national policies, the interest rate of the immediately preceding drawdown shall be applied to such loan. If Loan Prime Rate (LPR) is mandatorily required to apply to the loan under this Agreement due to any change in the relevant national policies, Party A and Party B shall adjust the applicable interest rate after friendly negotiation, provided that Party A shall ensure that the adjusted applicable interest rate will not be higher than the interest rate specified in Clause 4.1 above. If lower interest rate may apply to any loan hereunder due to any change in the relevant national policies or due to changes in domestic credit market prices, Party B may negotiate with Party A for the application of such lower loan interest rate.

In the event of any conflict or inconsistency between this provision and any other provision under this Agreement or under any specific business agreement, this provision shall prevail.

4.3 If Party B fails to apply the loan in accordance with this Agreement, for any portion of loan that is not used for the purpose hereunder, penalty interest shall accrue from the date on which the loan purpose is changed at the original interest rate plus 50%. Original interest rate means the interest rate that is applicable immediately before the loan purpose is changed.

If Party B fails to repay the loan when it falls due, for any outstanding portion of loan, overdue interest (penalty interest) shall accrue from the date on which the loan becomes due at the original interest rate plus 30% (overdue interest rate). Original interest rate means the interest rate that is applicable immediately before the loan maturity date (including the accelerated maturity date) , or, in the case of floating interest rate, in the latest floating period immediately before the loan maturity date (including the accelerated maturity date).

Where a loan is both overdue and not applied for the purpose hereunder, the higher penalty interest specified above shall apply.

4.4 During the tenure of the loan, if mandatory regulation was announced by People’s Bank of China to adjust the loan interest, such regulation shall be followed.

4.5 If the loan maturity date falls on a day that is not a working day, it shall be automatically postponed to the first working day thereafter, and the interest shall be calculated based on the actual number of days of loan utilization.

4.6 Party B shall pay interest on each interest payment date, and Party A may debit such interest directly from the account designated by Party B which is opened with China Merchants Bank. Compound interest will accrue on the outstanding interest (including penalty interest) at the overdue interest rate specified in this Clause, if Party B fails to pay interest when it falls due and Party A fails to directly debit the same from Party B’s account.

5. Rights and Obligations of Party B

5.1 Rights of Party B are as follows:

5.1.1 Party B has the right to request Party A to provide loan or other credit within the amount of the facilities in accordance with the provisions hereof;

5.1.2 Party B has the right to apply the facilities in accordance with this Agreement;

5.1.3 Party B has the right to request Party A to keep confidential all information and materials provided by it, including but not limited to information in respect of Party B’s production, operation, assets and accounts, unless otherwise specified herein;

5.1.4 Subject to Party A’s written consent, Party B has the right to transfer its indebtedness to a third party;

5.1.5 Party B shall not be required to pay any fees (including but not limited to commitment fees, commissions or break funding costs) to Party A for the use or prepayment of facilities hereunder. For the avoidance of doubt, Party B shall pay the corresponding interest in accordance with the provisions of this Agreement;

5.1.6 Party B shall not be required to perform any undertaking or obligation under this Agreement (including but not limited to cash pooling obligations), to the extent that there is no outstanding amount owed by Party B hereunder.

5.2 Obligations of Party B are as follows:

5.2.1 Party B shall provide the documents and materials reasonably requested by Party A in a truthful manner (including but not limited to provision of its true financial books/statements and annual financial reports at such frequency as requested by Party A, decisions on production, operation and management which may have a material adverse effect on Party B’s ability to perform the repayment obligations hereunder, relevant supporting materials for the change of corporate name, registered address, operating place, shareholders and other information and materials for utilization/use of funds as specified in this Agreement) and to the extent reasonable, cooperate with Party A in its examination, audit and inspection in accordance with laws and regulations applicable to it;

5.2.2 Party B shall be subject to Party A’s supervision on its use of credit funds and on its production, operation and financial activities in accordance with the laws and regulations applicable to Party A;

5.2.3 Party B shall apply the loan proceeds and/or other credit in accordance with the provisions and/or for the purposes agreed upon in this Agreement and the specific business agreements;

5.2.4 Party B shall make payment of the principal and interest of loans, advances and other credits fully when they fall due in accordance with this Agreement and the specific business agreements, as well as the expense (if any) agreed in the relevant specific business agreements;

5.2.5 Party B shall obtain the written consent of Party A before it transfers all or any part of the indebtedness hereunder to any third party;

5.2.6 Party B shall immediately notify Party A if, to the best of Party B’s knowledge, any of the following circumstances occurs which has a material adverse effect on its solvency:

5.2.6.1 Party B suffers from major financial losses, asset losses or other financial crisis;

5.2.6.2 Party B provides loans or guarantees for the interest of any third party or to protect any third party against losses, or creates mortgage (pledge) security over its own property (rights), excluding: (1) any lien created in the ordinary course of trading, any statutory priority created over construction projects, and other security interests created under or by the operation of laws and regulations; (2) security interests created in Party B’s daily business (including but not limited to commodities, materials or equipment obtained on an arm’s length basis, any priority arising from or caused by any title retention provision in the supply or sales terms and conditions of any supplier or seller); and (3) security in any form provided by Party B for its affiliates without material adverse effects on its solvency;

5.2.6.3 Party B winds up, its business license is suspended or deregistered, or a petition for bankruptcy is filed by or against it, or it is dissolved;

5.2.6.4 Party B promptly reports any related party transactions with a value of more than 10% of its net assets in accordance with the relevant laws and regulations;

5.2.6.5 There is any litigation, arbitration or criminal or administrative penalty against Party B which has a material adverse effect on its operation or financial conditions;

5.2.6.6 There is evidence which prove that other circumstances occur with respect to Party B that may materially affect its ability to repay debts.

5.2.7 Party B shall not be negligent in managing and claiming monies against any third party outside the group, nor dispose of existing major property to any third party outside the group free of charge.

5.2.8 Party B shall notify Party A before taking any of such actions as merger (consolidation), division, reorganization, joint venture (cooperation), title (share) transfer, conversion into a joint stock company or other material actions.

6. Rights and Obligations of Party A

6.1 Rights of Party A are as follows:

6.1.1 Party A has the right to request Party B to repay the principal and interest of loans, advances and other credits under this Agreement and the specific business agreements in full when they fall due, as well as the expenses (if any) agreed in the relevant specific business agreements;

6.1.2 Party A has the right to reasonably request Party B to provide materials with respect to its use of facilities;

6.1.3 Party A has the right to reasonably request information on the production, operation and financial activities of Party B in accordance with the requirements of laws and regulations on its post-loan management;

6.1.4 Party A has the right to supervise Party B's application of loan proceeds and/or other credits for the purposes agreed upon in this Agreement and in the specific business agreements; Party A has the right to, according to relevant mandatory regulations, unilaterally and directly suspend or restrict the online banking function of Party B's account (including but not limited to closing the online banking, presetting list of payment objects/single payment limit/stage payment limit, etc.) and other electronic payment channels, restrict Party B's sale of settlement vouchers, or restrict the over-the-counter payment and transfer functions of Party B's account, as well as the payment and exchange functions of non-over-the-counter channels such as telephone bank and mobile phone bank, but Party A shall notify Party B as soon as possible;

6.1.5 Party A has the right to, as required by its internal procedures, entrust any other branch of China Merchants Bank at the place where the beneficiary is located to issue a back-to-back letter of credit to the beneficiary after its issuance of a letter of credit upon Party B’s request;

6.1.6 When and only when Party B has any event of default under Clause 9 of this Agreement, Party A has the right to directly debit the amount due and payable from the account of Party B which is opened with any institution of China Merchants Bank to repay the debts owed by Party B under this Agreement and the specific business agreements (or, if such debts are denominated in a currency other than RMB, directly purchase the relevant foreign exchange with funds from Party B’s RMB account at the exchange rate published by Party A at the time of debit to repay the credit principal and interest as well as the expense (if any) agreed in the relevant specific business agreements;

6.1.7 Party A has the right to transfer its right to claim against Party B, provided that it shall notify Party B of such transfer at least 10 days in advance and obtain Party B’s prior written consent. Party A has the right to demand Party B to make repayments by mail and personal delivery;

6.1.8 Party A has the right to supervise the account of Party B, and control the payment of loan funds in accordance with the use and scope agreed by both Parties;

6.1.9 Party A has other rights specified herein.

6.2 Obligations of Party A are as follows:

6.2.1 Party A shall advance loans or provide other credits within the amount of facilities on the conditions specified in this Agreement and the specific business agreements;

6.2.2 Party A shall keep confidential all information and materials provided by Party B, including but not limited to any information on Party B’s assets, finance, production and operation, unless it is disclosed pursuant to laws and regulations, as required by regulators, to the parent or subordinate affiliates of Party A, or, subject to Party B’s prior consent, to professional agencies such as external auditors, accountants or lawyers who are bound by equivalent confidentiality obligations.

7. Party B hereby warrants specifically as follows:

7.1 Party B is an entity with legal person status duly incorporated and validly existing under the laws of PRC, with full civil capacity to enter into and perform this Agreement, and the formalities for registration and annual report disclosure of Party B are true, legal and valid;

7.2 The execution and performance of this Agreement have been fully authorized by the board or any other organs with authority;

7.3 The documents, materials and vouchers provided by Party B with respect to itself are true, accurate, complete and valid, without material errors inconsistent with facts and without omissions of any material facts;

7.4 Various specific business agreements and the correspondences and relevant documents provided to Party A are complied with;

7.5 At the time of execution of this Agreement, there is no litigation, arbitration or criminal or administrative penalty which may have material adverse effect on Party B or Party B’s major property; if any such litigation, arbitration or criminal or administrative penalty occurs during the performance of this Agreement, Party B shall notify Party A as soon as reasonably practical;

7.6 Party B will comply with state laws and regulations in its business operation, carry out business activities in strict accordance with the scope of business specified in its business license or verified legally, and complete formalities for the annual inspection of the business license and for the renewal/extension of the business term on time;

7.7 Party B shall not waive any of its due claims to any third party outside the group, nor shall it dispose of the existing major property to any third party outside the group free of charge;

7.8 The loan under the facilities in its utilization request is in compliance with laws and regulations, and will not be used: for the investment in fixed assets or equity; for the speculation in negotiable securities, futures or real estates in violation of regulations; for lending to any third party to seek illegal income; in sectors or for purposes prohibited by the state or for any purposes other than those specified hereunder or under the specific business agreements;

7.9 At the execution of this Agreement, there is no any other material adverse event with respect to Party B that will affect the performance of its obligations hereunder.

8. Special Provisions on Working Capital Loans

8.1 Drawdown and Utilization

The methods of utilizing working capital loans by Party B hereunder are independent payment and entrusted payment.

8.1.1 Independent Payment

Independent payment means payment by Party B itself to its counterparty for the purpose as agreed herein with the loan advanced to its account by Party A pursuant to Party B’s utilization request.

8.1.2 Entrusted Payment

Entrusted payment means payment of loan by Party A to Party B’s counterparty for the purpose as agreed herein through Party B’s account upon Party B’s utilization request and consignment. In the case of entrusted payment, Party B authorizes Party A to pay the loan to Party B’s counterparty through Party B’s account on the date when the loan is advanced (or on the next business day immediately following the loan advance).

8.1.3 Party B must adopt the method of entrusted payment unconditionally and fully if:

8.1.3.1 a single drawdown of Party B exceeds RMB ten million (inclusive, or its equivalent in any foreign currency); or

8.1.3.2 Party A requests Party B to adopt the method of entrusted payment according to regulatory requirements or for the purpose of risk control.

8.1.4 In the case of entrusted payment, any payment after advance of loans must be reviewed and approved by Party A, and Party B shall not circumvent Party A’s supervision via online banking, transfer with cheque directly through cheque-issuing bank, breaking up a loan into parts or otherwise.

8.2 If Party B intends to make a drawdown, it shall submit the utilization request (either affixed with its company seal or its specimen signature and seal at Party A), the loan note, and such materials as reasonably requested by Party A depending on the different requirements for independent payment and entrusted payment (in the case of entrusted payment, Party B shall provide Party A with the electronic bill of lading issued by the third-party carrier specifying the model, quantity of vehicles on board, the container number (if any) and vehicle identification number, and the electronic invoices issued by the suppliers specifying the model, unit price and quantity of vehicles and the container number(if any)). Otherwise, Party A has the right to reasonably request Party B to supplement relevant materials within a reasonable period of time. Party A will not be liable for Party B’s default against Party B’s counterparty or other losses arising from the delay or failure in payment owing to inaccurate or incomplete payment information provided by Party B, unless such delay or failure is due to Party A’s gross negligence or willful conduct.

8.3 Extension

In the event that Party B is not able to repay a loan hereunder as it falls due and intends to extend the term of the loan, Party B shall submit a written application to Party A one month prior to the loan maturity date, and subject to Party A’s review and approval, Party A and Party B shall sign a separate extension agreement. If Party A does not give its consent of such extension, Party B shall repay the utilized loan and any interest accrued thereon pursuant to this Agreement and the relevant loan note.

9. Event of Default and Countermeasures

9.1 It shall constitute an event of default if:

9.1.1 Party B fails to perform or breaches any of the obligations hereunder (including any of the obligations under the Statement Letter issued by Party B), where such failure or breach could reasonably be expected to materially and adversely affect the interests of Party A and fails to remedy such non-performance or breach within forty-five (45) days after Party A notifies Party B thereof in writing;

9.1.2 Any of the special warranties made by Party B hereunder is untruthful or incomplete in any material respect and which untruthfulness or incompleteness could reasonably be expected to materially and adversely affect the interests of Party A, or Party B breaches any of the special warranties, where such breach could reasonably be expected to materially and adversely affect the interests of Party A and fails to remedy such breach as requested by Party A within forty-five (45) days after Party A notifies Party B thereof in writing;

9.1.3 Party B fails to utilize the facilities as agreed herein, or fails to repay the principal and interest of any loan or the expense (if any) agreed in the relevant specific business agreements in full when it falls due, or does not accept Party A’s supervision, and in each case, fails to remedy such breach as requested by Party A within forty-five (45) days after Party A notifies Party B thereof in writing;

9.1.4 Party B fails to repay any other uncontested indebtedness (i.e. any other uncontested bank loans Party B fails to repay or any other indebtedness Party B shall undertake according to valid judgements or awards) with an aggregate value exceeding RMB 30 million or 10% of Party B's total assets, whichever is lower, on maturity date or upon expiry of the grace period, and fails to remedy within six (6) months from the date on which the Party A issues a written notice.

9.1.5 Party B fails to meet any financial covenant (if any), which has a material adverse effect on its solvency under this Agreement; or any of the conditions precedent, if any, to Party A’s provision of facilities/financing to Party B as agreed in this Agreement/any specific business agreement fails to be satisfied continuously, and Party B fails to remedy the same as requested by Party A within forty-five (45) days after Party A notifies Party B thereof in writing;

9.1.6 any other circumstance occurs in respect of Party B in which Party A’s legal rights and interests are materially damaged.

9.2 If any of the above events of breach occurs, Party A has the right to take one or more of the following measures:

9.2.1 waive such event of default or agree with the remedy of such event of default;

9.2.2 reduce the facilities hereunder or terminate the utilization of the facilities not utilized;

9.2.3 recover early the principal and interest of the loans advanced under the facilities and the expense (if any) agreed in the relevant specific business agreements;

9.2.4 in respect of the right to claim for outstanding account receivables which are transferred by Party B to Party A under factoring business, request Party B to perform its repurchase obligation immediately pursuant to the relevant specific business agreements and take other recovery measures; in respect of the right to claim for account receivables against Party B which are transferred to Party A under factoring business, recover the same from Party B immediately;

9.2.5 if appropriate, accept any collateral acceptable to Party A provided by Party B as new security;

9.2.6 directly freeze/debit any amount from the deposits of Party B in any settlement account and/or other account opened with the China Merchants Bank, and cease to open any new settlement account for Party B;

9.2.7 submit the information of breach and default of Party B to the credit bureau as required by laws and regulations while Party B shall be notified the submission;

9.2.8 in respect of the working capital loans under the facilities, modify the conditions for entrusted payment and cancel Party B’s right to make independent payments with loans;

9.2.9 make a claim against Party B as agreed herein.

9.3 The monies recovered by Party A shall be applied to make repayments in reverse order of maturity. For each facility, repayment shall be made in the order of expense (if any) agreed in the relevant specific business agreements, compound interest, penalty interest, interest and principal, until all the principal and interest and the expense (if any) agreed in the relevant specific business agreements are repaid in full.

Party A has the right to adjust the above order of repayment at its own discretion except otherwise required by laws and regulations.

10. Amendment and Supplement

Any amendment to this Agreement shall be made in writing upon agreement by both Parties through negotiations. This Agreement shall remain in force prior to such amendment in writing. Neither Party shall amend this Agreement without the consent of the other Party.

Any written supplementary agreement concluded by the Parties upon negotiations in respect of any matter not covered herein or any modification hereof, and each specific business agreement hereunder shall constitute an integral part of this Agreement.

11. Miscellaneous

11.1 During the term hereof, Party A’s any forbearance, indulgence or delay in exercising any interest or right available to it hereunder in respect of any breach or delay by Party B shall not impair, affect or restrict any rights or interests available to Party A as the creditor under relevant laws and this Agreement, or operate as Party A’s permission or recognition in respect of any breach hereof, or be deemed as a waiver by Party A of its right to take actions against any existing or future breach.

11.2 In the event that this Agreement becomes legally invalid, in whole or in part, for any reason whatsoever, each Party shall still undertake its responsibilities hereunder in accordance with the relevant laws then in effect and the other provisions hereof that remain in force. In this case, a Party has the right to immediately terminate its performance of this Agreement and immediately demand the other Party to repay all debts owed by the other Party hereunder.

In the case of any increased costs incurred by Party A in performing its obligations hereunder due to any change in the applicable laws and policies, Party A shall notify Party B as soon as possible after becoming aware of the same and provide Party B with information on the calculation of such increased costs, after which Party B may (1) compensate Party A for such increased costs as requested by Party A; or (2) give a written notice to Party A of the prepayment of loans and the termination of this Agreement, at its own option.

11.3 Any notice, request or other document (each a “Notice”) in relation to this Agreement between Party A and Party B shall be sent in writing (including via correspondence and email).

11.3.1 If delivered by hand (including but not limited to by the lawyer/notary or by the courier), the Notice shall be deemed served when the recipient signs for it (if the recipient refuses to receive the Notice, it shall be deemed served on the date it is so refused/rejected or after seven days upon being posted, whichever is earlier); if delivered by post mail, it shall be deemed served after seven days upon being posted; if sent by email, it shall be deemed served on the date when the sender’s corresponding system indicates that it is successfully sent.

If either Party changes its contact address or email address, it shall notify the other Party of the new information within five business days upon the date of change; otherwise, the other Party shall have the right to serve the Notice in accordance with the original contact address or information. In the event of any failure to serve the Notice due to change in the contact address or information, the Notice shall be deemed served on the date it is rejected or after seven days upon being posted (whichever is earlier). The changing Party shall solely bear the losses that may be caused by such change, and the legal effect of the Notice so served shall not be affected thereby.

11.3.2 The contact addresses and emails of the Parties listed herein shall also serve as the addresses for receiving their respective notarial documents and judicial processes (including but not limited to complaint/application for arbitration, evidence, subpoena, notice of responding to action, notice to produce evidence, notice of court session, notice of hearing, judgment/award, ruling, mediation agreement, notice of performance within a certain period and other legal documents issued during the trial and enforcement), and a notarial document or judicial process shall be deemed effectively served if it is delivered in writing as agreed hereunder to such addresses by the court with which the case is filed or the notary office (the specific criteria thereof shall apply by reference to the foregoing provision).

11.4 The Parties agree that, with respect to the applications for various businesses under the trading financing, the specimen signature and seal of Party B filed at Party A shall be sufficient, and both Parties acknowledge the effectiveness of such specimen signature and seal.

11.5 The Parties unanimously acknowledge that in the event that Party B submits applications for various credit businesses or business receipts through Party A’s online corporate banking system, Party B’s electronic signature generated with digital certificate will be deemed as its effective signature and seal, representing the true intention of Party B. Party A shall have the right to fill in and prepare the relevant business vouchers in accordance with the application information filed online, and Party B acknowledges the truthfulness, accuracy and legality of such applications or business receipts and will be bound thereby.

11.6 To facilitate the business, the operations to be conducted by Party A in connection with the transactions (including but not limited to the acceptance of applications, review of materials, advance of loans, confirmation of transactions, debit, inquiry, printing of receipts, demanding for payment, deduction of amount and delivery of various notices) may be conducted and the relevant correspondences may be generated, signed or issued by any subordinate business branch of Party A. The operations by and the correspondences from such business branches shall be deemed as Party A’s acts and shall be binding upon Party B.

11.7 The schedules hereto shall constitute an integral part of this Agreement and automatically apply to the relevant specific businesses conducted between the Parties.

11.8 The relevant costs of notarization (except for notarization of enforcement) or any third-

party services hereunder shall be solely borne by the Party requesting such notarization or services. If both Parties request such notarization or services, the costs shall be equally shared by the Parties.

In the event that Party B fails to pay its debts owed to Party A hereunder when they fall due, all the reasonable fees incurred by Party A for realizing its creditor's right, such as the attorney’s fees, litigation fees, traveling expenses, announcement fees and delivery fees, shall be solely borne by Party B, and Party B authorizes Party A to directly debit such fees from Party B’s bank account opened with Party A. In the case of any shortfall, Party B guarantees that it will fully make up such shortfall after receiving Party A’s notice, provided that Party A shall provide corresponding evidence.

11.9 Party B shall ensure that all its financial covenants shall satisfy the following requirements throughout the tenure:

None.

12Account Information

2.1 Loan disbursement account (if applicable, please tick “√” in “□”)

All loans hereunder must be advanced and paid through the following account:

Account name: Tesla Automobile (Beijing) Co., Ltd.

Account number: [***]

Bank name: China Merchants Bank Co., Ltd., Beijing Chaoyangmen Sub-Branch                   12.2 Funds collection account

12.2.1 Party A and Party B agree to designate the following account as Party B’s funds collection account:

Account name: Tesla Automobile (Beijing) Co., Ltd.

Account number: [***]

Bank name: China Merchants Bank Co., Ltd., Beijing Chaoyangmen Sub-Branch

12.2.2 The monitoring requirements for such account are as follows:   /

Party A shall have the right to recover early the loans in light of Party B’s funds collection as provided in Section 9.2.3.

12.3 Party B shall cooperate with Party A’s monitoring of the relevant accounts and the funds collection.

13. Governing Law and Dispute Resolution

13.1 The conclusion and interpretation of this Agreement and the settlement of disputes hereunder shall be governed by and the rights and interests of Party A and Party B shall be under the protection of the laws of the People’s Republic of China (excluding those of Hong Kong, Macao and Taiwan).

13.2 Any dispute between Party A and Party B arising from the performance of this Agreement shall be resolved by the Parties through negotiations, failing which either Party may bring such dispute to the people’s court with competent jurisdiction at the place where Party A is located.

14. Effectiveness

This Agreement shall come into effect upon the signature (or personal seal) by the legal representatives/persons-in-charge or authorized agents and the company seal/special contract seal of both Parties, and shall be automatically terminated on the later of the expiration date of the tenure and the date when Party B fully repays all the debts and the expense agreed in the relevant specific business agreements owed by it to Party A hereunder.

15. Supplementary Provisions

This Agreement shall be made in two   copies and Party A, Party B, / and      / shall each hold one copy. All the copies shall have the same legal effect.

Appendices

1.	Cross-border trade finance business special terms
2.	Buyer/import factoring business special terms
3.	Order loan business special terms
4.	Commercial Acceptance Bill Guarantee business special terms
5.	List of unsettled specific business

（Below is the signing page of the Facility Agreement with Reference No.: 2019 Chao Yang Men Shou Xin 285BJ）

Party A: China Merchants Bank Co., Ltd., Beijing Branch

Authorized signer: /s/ Xiong Kai  (Signature/Chop)

Address: 2nd floor, Shou Chuang Building, No. 6, Chao Yang Men North Street, Dong Cheng District, Beijing.

E-mail address: [***]

Fax No.:   /

Contact No.: [***]

Wechat No.:   /

Party B: Tesla Automobile (Beijing) Co., Ltd.

Legal representative/authorized signer (Signature/Chop): /s/ XiaoTong Zhu

Address: No. 123, -1floor, No. 9, Dong Da Qiao Road, Chaoyang District, Beijing

Contact e-mail address: [***]

Fax No.:   /

Contact No.: [***]

Wechat No.:   /

Schedules Listed Below Omitted Pursuant to Regulation S-K Item 601(a)(5)

Appendix 1: Standard Terms Governing Optional Additional Types of Cross-border Trade Financing Activities by Borrower

Appendix 2: Standard Terms Governing Optional Accounts Receivable Collections Assistance by Bank

Appendix 3:  Standard Terms Governing Optional Loans by Bank Backed by Sales Orders Pledged by Borrower

Appendix 4: Standard Terms Governing Optional Bank Guarantees of Commercial Accounts Payables of Borrower